Financial Statements U.S. United Ocean Services, LLC Nine Months Ended September 30, 2012 and 2011 (Unaudited)

U.S. United Ocean Services, LLC

Financial Statements

Nine Months Ended September 30, 2012 and 2011
(Unaudited)

U.S. United Ocean Services, LLC

Balance Sheets
(Unaudited)
(in thousands)

	September 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$105	$173
Accounts receivable	4,858	11,815
Materials and supplies	6,814	7,038
Prepaid expenses and other current assets	901	241
Total current assets	12,678	19,267

Property and equipment	121,899	139,230
Accumulated depreciation	(49,100)	(49,228)
Property and equipment, net	72,799	90,002

Intangible assets, net of amortization of $10,606 and $8,972, respectively	14,494	16,128
Deferred major maintenance, net of amortization of $2,034 and $3,418, respectively	3,222	4,557
Total assets	$103,193	$129,954

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts payable	$3,295	$2,481
Cash overdrafts	62	231
Accrued expenses	2,832	2,776
Deferred revenue	151	-
Current portion of insurance reserves	601	2,141
Total current liabilities	6,941	7,629

Long-term portion of insurance reserves	1,717	1,795
Total liabilities	8,658	9,424

Member’s equity	94,535	120,530
Total liabilities and member’s equity	$103,193	$129,954

The accompanying notes are an integral part of these financial statements.

U.S. United Ocean Services, LLC

Statements of Operations
(Unaudited)
(in thousands)

	9 Months Ending September 30,
	2012	2011

Operating revenue	$70,417	$93,512
Operating expenses:
Operating expenses	5,453	7,205
Salaries, wages and benefits	9,882	14,008
Vessel leases	1,404	4,110
Chartering	8,781	15,012
Fuel, lube & power	16,102	18,706
Maintenance and repairs	4,068	5,644
Administrative and general	3,414	5,485
Related party administrative and general	5,898	4,173
Depreciation and amortization	10,404	16,454
Amortization of intangible assets	1,634	2,043
Loss (gain) on sale of assets	2,142	(508)
Total operating expenses	69,182	92,332

Net income	$1,235	$1,180

The accompanying notes are an integral part of these financial statements.

U.S. United Ocean Services, LLC

Statements of Member’s Equity
(Unaudited)
(in thousands except share amounts)

	Membership Units
	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Total Member’s Equity

Balance at January 1, 2011	100	$71,411	$47,185	$38,228	$156,824

Net loss		-	-	(12,814)	(12,814)
Owner distributions	-	-	(23,480)	-	(23,480)

Balance at December 31, 2011	100	$71,411	$23,705	$25,414	$120,530

Net income		-	-	1,235	1,235
Owner distributions	-	-	(23,705)	(3,525)	(27,230)

Balance at September 31, 2012	100	$71,411	$-	$23,124	$94,535

The accompanying notes are an integral part of these financial statements.

U.S. United Ocean Services, LLC

Statements of Cash Flows
(Unaudited)
(in thousands)

	September 30,	September 30,
	2012	2011
Operating activities
Net income	$1,235	$1,180
Adjustments to reconcile net (loss) income to net cash provided by operations:
Depreciation and amortization	10,404	16,454
Loss (gain) on disposition of property and equipment	2,142	(508)
Amortization of intangible assets	1,634	2,043
Changes in operating assets and liabilities:
Accounts receivable	6,957	887
Materials and supplies	224	100
Prepaid expenses and other assets	(660)	(1,225)
Deferred major maintenance	(565)	(3,090)
Accounts payable and accrued expenses	870	(2,038)
Deferred revenue and other liabilities	(1,467)	(242)
Net cash provided by operating activities	20,774	13,561

Investing activities
Purchase of property and equipment	(203)	(4,738)
Proceeds from the sale of property and equipment	6,760	2,501
Net cash provided by (used in) investing activities	6,557	(2,237)

Financing activities
Cash overdrafts	(169)	(584)
Distributions to owner	(27,230)	(10,799)
Net cash used in financing activities	(27,399)	(11,383)

Net change in cash	(68)	(59)
Cash at beginning of period	173	281
Cash at end of period	$105	$222

The accompanying notes are an integral part of these financial statements.

U.S. United Ocean Services, LLC

Notes to Financial Statements
(Unaudited)
September 30, 2012

1.	THE COMPANY AND NATURE OF BUSINESS

In this report, unless the context otherwise requires, or unless specifically stated otherwise, references to the terms “we,” “our,” “us” and the “Company” refer to the financial statements of U.S. United Ocean Services, LLC (“UOS”).

The Company is a wholly owned subsidiary of United Maritime Group, LLC, a Florida limited liability company.  In December 2007, United Maritime Group, LLC became an independent company acquired from TECO Energy by a group consisting of Greenstreet Equity Partners LLC, Jefferies Capital Partners and AMCI Capital L.P. and affiliates (the Members).

UOS provides transportation services on domestic and international voyages. These services are contracted under single or consecutive voyage charters on a spot basis, or long-term contracts ranging from one to ten years. Most of the international voyages are performed under cargo preference programs, the most significant of which is PL-480. We charge for these services either on a per ton or per day basis. Under a per ton contract, we are generally responsible for all expenses including fuel. Revenues under these contracts are based on a per ton rate. We bear the risk of time lost due to weather, maintenance, and delay at docks which are not covered by demurrage. Demurrage is compensation due from the customer when there are delays at the dock that prevent the vessel from loading or unloading within the contract terms. Our contracts have fuel price mechanisms that limit our exposure to changes in fuel price. We also time charter our vessels, such that the customer has exclusive use of a particular vessel for a specified time period and rates are on a per day basis. We pay expenses related to the vessel’s maintenance and operation and the charterer is responsible for all voyage costs, including port charges and fuel.

Rates for UOS movements are based on the amount of freight demand relative to the availability of vessels to meet that demand. In the coastwise market, a significant portion of the movements are based on long-term contractual relationships. Vessels are often customized or particularly suited for individual customers, cargoes or trades. Cargo volumes in the preference trade are based on funding for such programs and the availability of U.S. flag vessels. If customer requirements for movements of cargoes are reduced or spot employment is not available as a vessel completes its last movement, the vessel may be idle and not generate revenue. If this situation exists for an extended period of time, we may place a vessel in lay up status. While in lay up, all machinery is shut down, the crew is removed and the vessel is secured. Lay up minimizes the costs associated with the vessel, particularly fuel and crew costs.  Restoring a vessel back to active service may require time to hire crews and perform dry-docking or other maintenance required to ensure the vessel is fully compliant with classification society and U.S. Coast Guard regulations.

Operating costs for UOS consist primarily of crewing, insurance, maintenance, lease, fuel and voyage-specific port and direct costs. Maintenance costs materially fluctuate in relation to the number and extent of regulatory drydockings in any given period.

2.	SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and the disclosures made in the accompanying notes. Despite the intention to establish accurate estimates and use reasonable assumptions, actual results could differ from the Company’s estimates and such differences could be material.

Accounts Receivable

Accounts receivable in the accompanying balance sheets are reported without an estimated allowance for doubtful accounts. All amounts reported as accounts receivable have subsequently been paid and thus the stated amount of such receivables represents their net realizable value.

Materials and Supplies

Materials and supplies, including fuel costs, are stated at the lower of cost or market using the average cost method.

Revenue

Revenue is primarily derived from coal, phosphate, and grain transportation (among other cargoes). Revenues from transportation services are recognized as services are rendered. Revenue from certain transportation services are recognized using the percentage of completion method, which includes estimates of the distance traveled or time elapsed compared to the total estimated contract.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Additions, replacements and betterments are capitalized; maintenance and repairs are charged to expense as incurred. Items sold or retired are removed from the assets and accumulated depreciation accounts and any resulting gains or losses are properly included in the statements of operations.

The following table illustrates the components of depreciation and amortization expense (in thousands):

	September 30, 2012	September 30, 2011
Depreciation	$8,504	$13,652
Amortization – major maintenance	1,900	2,802
Total depreciation and amortization	$10,404	$16,454

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Major Maintenance

In accordance with the guidance for deferred major maintenance activities, expenditures incurred during major maintenance are deferred and amortized on a straight-line basis over the period until the next scheduled major maintenance, generally two and a half years. The Company only includes in deferred major maintenance those direct costs that are incurred as part of the vessel’s maintenance that is required by the Coast Guard and/or vessel classification society regulation. Direct costs include shipyard costs as well as the costs of placing the vessel in the shipyard. Costs relating to major steelwork, coatings or any other work that extends the life of the vessel are capitalized. Expenditures for routine maintenance and repairs, whether incurred as part of the major maintenance or not, are expensed as incurred. The total deferred major maintenance costs as of September 30, 2012 and 2011 are $3.2 million and $6.0 million, respectively. The amount of amortization expense recognized during the years ended September 30, 2012 and 2011 is $1.9 million and $2.8 million, respectively.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade receivables. During the normal course of business, the Company extends credit to customers primarily in North America conducting business in the utility, metallurgical, phosphate and grain industries. The Company performs ongoing credit evaluations of its customers and does not require collateral. The customers’ financial condition and payment history have been considered in determining the need for an allowance for doubtful accounts.

Asset Impairment

The Company periodically assesses whether there has been a permanent impairment of its long-lived assets and certain intangibles held and used by the Company, in accordance with ASC No. 360 (“ASC 360”), Property, Plant, and Equipment and ASC No. 205, Presentation of Financial Statements. ASC 360 establishes standards for determining when impairment losses on long-lived assets have occurred and how impairment losses should be measured. The Company is required to review long-lived assets and certain intangibles, to be held and used, for impairment whenever events or circumstances indicate that the carrying value of such assets may not be recoverable. In performing such a review for recoverability, the Company is required to compare the expected future cash flows to the carrying value of long-lived assets and finite-lived intangibles. If the sum of the expected future undiscounted cash flows is less than the carrying amount of such assets and intangibles, the assets are impaired and the assets must be written down to their estimated fair market value. No impairments were recorded for the nine-months ended September 30, 2012 and 2011.

Fair Value of Financial Instruments

ASC No. 820 requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped based on significant levels of inputs. The three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1 — Quoted prices for identical assets and liabilities in active markets.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs for the assets or liability.

The fair value of the Company’s impaired assets was based upon observable inputs other than quoted market prices (Level 2 criteria).  The following table presents the fair values of items measured at fair value on a non-recurring basis for the years ended December 31, 2011 and 2010 (in thousands):

		Fair Value Measurement Category
	Fair Value	Level 1	Level 2	Level 3	Total Losses
December 31, 2011:
Vessels	$4,550	$-	$4,550	$-	$5,919

December 31, 2010:
Vessels	$6,200	$-	$6,200	$-	$2,630

The 2011 fair value represents the appraised value of two vessels after the impairment charges taken in 2011. The 2010 fair value represents the appraised value of a vessel after the impairment charge taken in 2010. The carrying value of this vessel is no longer equal to the fair value due to annual depreciation.

Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reflected in the financial statements at their carrying value, which approximates their fair value due to their short maturity.

Income Taxes

The Company implemented the accounting guidance for uncertainty in income taxes using the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740, Income Taxes.  Using that guidance, tax positions initially need to be recognized in the financial statements when it is more-likely-than-not the positions will be sustained upon examination by the tax authorities.

As of September 30, 2012 and 2011, the Company had no uncertain tax positions, or interest and penalties, which qualify for either recognition or disclosure in the financial statements.

Subsequent Events

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles. Subsequent events have been evaluated through the date of the audit opinion and management has included those items deemed to be reportable in Note 6 (Subsequent Events).

3.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

	Average Useful
	Lives in Years	September 30, 2012	December 31, 2011
Buildings	1 – 30	$349	$349
Vessels, net of impairment	3 – 28	120,098	137,619
Other	1 – 20	1,262	1,262
Work in progress		190	-
Total costs, net of impairment		121,899	139,230
Accumulated depreciation		(49,100)	(49,228)
Property and equipment, net		$72,799	$90,002

4.	INTANGIBLE ASSETS

In conjunction with the original acquisition in December 2007, the Company assessed all operating leases in place at that time to determine whether the lease terms were favorable or unfavorable given market conditions as of December 2007. As a result, the Company recorded a favorable lease intangible asset in 2007 for $15.4 million with a life of 6 years. Also in connection with the business acquisition, an intangible asset of $19.2 million was assigned to customer relationships in 2007, which are subject to amortization with a weighted average useful life of approximately 10 years.

Amortization of intangible assets is charged to amortization of intangibles on a straight-line basis in the accompanying statements of operations. If impairment events occur, the Company could accelerate the timing of intangible asset charges. For the nine months ended September 30, 2012 and 2011, amortization expense related to the intangible assets acquired was $1.6 million and $2.0 million, respectively.

In December 2011, the Company terminated the leases on two ocean vessels with the subsequent write off of associated in-the-money leases (favorable lease intangible assets).  The company transferred the lease and purchase option upon sale of one of its leased vessels and paid $6.3 million to buy out the other lease. A summary of intangible assets at September 30, 2012 and December 31, 2011 is as follows (in thousands):

		January 1,			September 30,
		2012			2012
	Asset Life	Balance	Terminations	Amortization	Balance
Favorable lease- Ocean Vessels	6 years	$4,437	$-	$(250)	$4,187
Customer relationship (contracts)	10 years	11,691	-	(1,384)	10,307
Total		$16,128	$-	$(1,634)	$14,494

		January 1,			December 31,
		2011			2011
	Asset Life	Balance	Terminations	Amortization	Balance
Favorable lease- Ocean Vessels	6 years	$12,548	$(7,278)	$(833)	$4,437
Customer relationship (contracts)	10 years	13,536	-	(1,845)	11,691
Total		$26,084	$(7,278)	$(2,678)	$16,128

Estimated future amortization expense is as follows at September 30, 2012 (in thousands):

2012	(October 1, 2012 through December 31, 2012)	$563
2013		6,245
2014		1,908
2015		1,908
2016		1,908
Thereafter		1,908

Total amortization expense		$14,440

The 2013 amortization includes $3.8 million of amortization expense for favorable lease purchase options.

5.	EMPLOYEE POSTRETIREMENT BENEFITS

401(k) Savings Plan

The Company has a 401(k) savings plan covering substantially all employees of the Company that enables participants to save a portion of their compensation up to the limits allowed by IRS guideline. Effective July 1, 2010, the Company reinstated an employer contribution to this plan at a level of 50% of up to 6% of eligible participant contributions.  The expenses of $0.2 million and $0.3 million for the nine months ended September 30, 2012 and 2011, respectively, are reflected in the operating expenses financial statement line item in the Company’s statements of operations.

6.	RELATED PARTY TRANSACTIONS

The Company has certain transactions, in the ordinary course of business, with entities in which directors of the Company have interests. During the nine months ended September 30, 2012 and 2011, the Company incurred management fees of $5.9 million and $4.2 million, respectively, which are classified as related party administrative and general expense in the Company’s statement of operations.

7.	COMMITMENTS AND CONTINGENCIES

Litigation

The Company is involved in various legal proceedings that have arisen in the ordinary course of business. In the opinion of the Company’s management, all such proceedings are adequately covered by insurance or, if not so covered, should not result in any liability which would have a material adverse effect on the financial position or operations of the Company.

On August 9, 2010, the Company received a letter from The Mosaic Company (“Mosaic”) claiming that, as a result of a preliminary injunction affecting Mosaic’s South Fort Meade phosphate mine, a force majeure event had occurred under the Company’s contract with Mosaic (the “Mosaic Agreement”).

Mosaic issued a claim of force majeure under its agreement with us, and in 2010, shipped amounts that were below its minimum contract volume.  Since October 2010, Mosaic has terminated further shipments of phosphate “wet rock” under our agreement but has continued very nominal shipments of finished phosphate “dry rock” as a means of providing a partial mitigation of the volume shortfall.  The impact on our revenue in 2010 of Mosaic’s failure to ship minimum volumes was approximately $9.7 million.  The impact on our revenue in 2011 of Mosaic’s failure to ship any volumes was $30.4 million and stoppage has continued into 2012 with shipments resuming in late 2012.  We are pursuing rights to recover deadfreight through arbitration.  We are also pursuing other uses of the shipping capacity used to service the Mosaic agreement pending Mosaic’s resumption of its compliance with our agreement.  In the fourth quarter of 2010, we placed one vessel into temporary lay-up status and placed a second vessel into the same status in the first quarter of 2011 in an effort to mitigate our exposure to the reduction in volumes from Mosaic.  The Company does not expect that these efforts to mitigate consequences of Mosaic’s actions will fully compensate for our revenue losses.

For the nine months ended September 30, 2012 and 2011 revenues from its contract with Mosaic generated $7.1 million and $7.2 million, respectively. This represents 10.1% and 7.7%, respectively, of total revenues.

Operating Leases

The Company rents four ocean vessels under certain non-cancelable operating leases expiring in December 2013 and a warehouse lease expiring in December 2015. Rental expense for the nine months ended September 30, 2012 and 2011 amounted to approximately $1.4 million and $4.1 million, respectively. Rental expense is included in the operating other financial statement line item in the statements of operations.

During 2011, the Company terminated the lease of two ocean vessels. The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2011 (in thousands):

2012	$-
2013	1,547
2014	19
2015	19
Total minimum lease payments	$1,585

8.	SIGNIFICANT CUSTOMER

During the nine months ended September 30, 2012 and 2011, the Company derived revenues from certain major customers, each one representing more than 10% of revenue. In 2012 and 2011, revenue from these two customers aggregated to 50% and 42%, respectively, of the Company’s total revenues.

9.	SUBSEQUENT EVENTS

The  Company  has  evaluated  subsequent  events  through  February 1,  2013,  the  date  these financial  statements  were  available  to  be  issued.

On November 30, 2012, United Maritime Group, LLC, a Florida limited liability company, sold to International Shipholding Corporation, a Delaware corporation, all of the issued and outstanding limited liability company interests of U.S. United Ocean Services, LLC, a Florida limited liability company for $111 million, subject to various purchase adjustments.